Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of this 13th day of July, 2022 (the “Effective Date”), by and between Thomas R. Stanton, an individual resident of the State of Alabama (the “Executive”), ADTRAN Holdings, Inc., a Delaware corporation (“Holdings” or the “Company”), and ADTRAN, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“ADTRAN”).

W I T N E S S E T H:

WHEREAS, the Executive presently serves as the President, Chief Executive Officer and the Chairman of the Board of the Company and as an employee of ADTRAN; and

WHEREAS, pursuant to that certain Business Combination Agreement, dated August 30, 2021, among ADTRAN, ADVA Optical Networking SE, a European stock corporation (“ADVA”), Acorn MergeCo, Inc. and Holdings, ADTRAN and ADVA agreed to combine their businesses through a merger and an exchange offer, respectively, and become subsidiaries of Holdings (collectively, the “Transaction”); and

WHEREAS, the Company desires that the Executive continue to serve as an officer of the Company and as an employee of ADTRAN (collectively, the “employment”), and the Executive desires to accept such continued employment, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

1.    Employment Period. The Executive’s employment by the Company hereunder shall commence effective as of the Effective Date and shall continue until the second (2nd) annual anniversary thereof unless terminated early pursuant to Section 5 of this Agreement; provided that on such second anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Executive’s employment under this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year, unless either party provides written notice of its intention not to extend the period of employment at least ninety (90) days prior to the applicable Renewal Date (a “Non-Renewal Notice”). The period during which the Executive is employed by the Company under this Agreement is hereinafter referred to as the “Employment Period.”

2.    Duties and Title. During the Employment Period, the Executive shall serve as the President, Chief Executive Officer and the Chairman of the Board of the Company, and in such capacity, shall have the duties, responsibilities, functions and authority that are normally associated with such positions. The Executive shall report to the Company’s Board of Directors (the “Board”). The Executive shall devote his full business time, skill and attention to all facets of the business of the Company and will faithfully perform his duties, responsibilities and functions hereunder to the best of his ability in a diligent and professional manner. Notwithstanding the foregoing, the Executive shall be permitted, upon approval of the Board or the Lead Director of the Board, to serve on civic, educational, charitable, professional organization, corporate or not-for-profit organization boards or committees, to the extent such activities do not violate applicable Company policies and do not interfere with the performance by the Executive of his duties, responsibilities, and functions hereunder. It is anticipated that the Executive shall also serve as a member of the Board of the Company (and as an officer or director of one or more subsidiaries of the Company) for no additional compensation.

3.    Location. The Executive’s principal place of employment shall be the Company’s principal executive offices in Huntsville, Alabama; provided that the Executive may be required to travel throughout the world on Company business during the Employment Period, including to locations of the Company’s other operations, as the Company’s business may require.

4.    Compensation.

(a)    Base Salary. The Executive’s annual base salary, commencing on the Effective Date, shall be $875,000; provided that, in the event that the closing of the Transaction has occurred (the “Closing”), the Executive’s annual base salary shall be increased to $1,000,000 effective upon the Closing. The Executive’s annual base salary shall be reviewed at least annually during the Employment Period, including at the time of the annual review of executive compensation conducted by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased (or decreased) as determined in such review. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

(b)    Annual Cash Incentive Compensation. For each fiscal year of the Company during the Employment Period, the Executive shall be eligible to participate in the Company’s annual cash incentive compensation program (each award under such incentive program, an “Annual Bonus”), with the target amount of the Annual Bonus to be no less than 140% of Base Salary (the “Target Bonus Amount”); provided that depending on results, the Executive’s actual Annual Bonus may be higher or lower than the Target Bonus Amount, as determined by the Compensation Committee; provided, further, that the Target Bonus Amount shall be subject to annual review (and potential increase or decrease) by the Compensation Committee.

(c)    Equity Incentive Compensation. During the Employment Period, the Executive shall be eligible to receive long-term equity incentive awards (each, a “LTI Award”) under the equity incentive plans that the Company may utilize from time to time for its executive officers and employees and the employees of its subsidiaries, whether as grants of options, restricted stock, restricted stock units, performance share units, or other equity incentive opportunities, at such levels and with such goals, targets and objectives as the Board or the Compensation Committee may determine from time to time; provided that the LTI Awards to be made to Executive during the Employment Period shall be comprised of the following:

(i)    with respect to fiscal year 2022, the Company shall grant the Executive (A) on the Effective Date, an award of time-based restricted stock units (“RSUs”), with a grant date value of $4,000,000, with 75% of such RSUs vesting on the 24-month anniversary of the Effective Date and 6.25% of the RSUs vesting on each of the 27-month, 30-month, 33-month and 36-month anniversaries of the Effective Date, as set forth in and subject to the terms provided for in the award agreement evidencing such award (the “2022 RSU Award”), and (B) solely in the event that the Closing occurs prior to the end of fiscal year 2022, an award of performance-based restricted stock units (“PSUs”), to be made prior to the end of fiscal year 2022, with such award of PSUs reflecting a target dollar amount of $2,000,000 and a performance objective to be based upon relative TSR (or such other performance criteria as shall be mutually agreed upon by the Executive and the Compensation Committee), with cliff vesting following the end of the performance period and with such other terms as shall be set forth in an award agreement evidencing such PSU award (the “2022 PSU Award”).

(ii)    with respect to fiscal year 2023 and each fiscal year thereafter during the Employment Period, the Company shall grant the Executive (y) time-based RSUs with a value at the date of grant of not less than $1,600,000 (or $1,200,000 if the Closing has not occurred by December 31, 2022), vesting ratably over four years following the date of grant and subject to such other terms as shall be provided for in the award agreement evidencing such RSU award (an “Annual RSU Award”), and (z) PSUs with a target dollar amount at the date of grant of no less than $1,200,000 (or $900,000 if the Closing has not occurred by December 31, 2022), with the performance objective to be based upon relative TSR over a three-year performance period (or such other performance criteria as shall be mutually agreed upon by the Executive and the Compensation Committee), with cliff vesting following the end of the performance period and with such other terms as shall be set forth in an award agreement evidencing such PSU award (an “Annual PSU Award”); and

(iii)    with respect to fiscal year 2023 and each third fiscal year thereafter during the Employment Period, the Company shall grant the Executive PSUs with a target dollar amount at the date of grant of no less than $3,600,000 (or $2,700,000 if the Closing has not occurred by December 31, 2022), with the performance objective to be based upon the Company’s EBIT over a three-year period (or such other performance criteria as shall be mutually agreed upon by the Executive and the Compensation Committee), with cliff vesting following the end of the performance period and with such other terms as shall be set forth in an award agreement evidencing such PSU award (a “Triennial PSU Award”).

(d)    Benefits. During the Employment Period, the Executive shall be eligible to participate in any and all executive benefit plans made available to similarly-situated executive officers of the Company. The Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly-situated executive officers of the Company in accordance with the Company policy as in effect from time to time. Subject to the terms of the applicable benefit plans of the Company and its subsidiaries, the Company may alter, modify, add to or delete any benefit maintained for the Company’s executives generally at any time.

(e)    Business Expenses. During the Employment Period, the Company shall reimburse the Executive for all reasonable out-of-pocket business expenses incurred by the Executive in performing his duties hereunder, upon the presentation of reasonably itemized statements of such expenses, in accordance with the policies and procedures established by the Company as in effect from time to time.

5.    Termination of Employment.

(a)    General. The Executive’s employment with the Company may be terminated by the Executive or by the Company at any time, for any reason. The date of termination of employment (the “Separation Date”) shall be, (i) if the Executive’s employment is terminated due to his death, the date of death, (ii) if the Executive’s employment is terminated because either party delivers a Non-Renewal Notice pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers the Non-Renewal Notice, or (iii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination (as defined below) is given or any later date set forth in such Notice of Termination, subject to the notice requirements in this Section 5, as may be applicable. Upon any termination of the Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by the Executive, the Executive shall resign from any and all directorships, committee memberships, officer positions and any other positions the Executive holds with the Company and its subsidiaries. Subject to Section 16(c), the payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Internal Revenue Code, referred to in this Agreement as the “Code”) upon a termination of employment shall be delayed until such time as the Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of the Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to the Executive on the schedule set forth in this Section 5 as if the Executive had undergone such termination of employment (under the same circumstances) on the date of the Executive’s ultimate “separation from service.” Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination due to death pursuant to Section 5(b)) shall be communicated by a Notice of Termination to the other party hereto and delivered in accordance with Section 16(b). For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall, in the case of a termination due to Disability under Section 5(b), a termination for Cause under Section 5(c), a termination for Good Reason under Section 5(f) or a termination due to Retirement under Section 5(g), set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)    Termination Due to Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon the Executive’s receipt of a Notice of Termination. “Disability” shall mean any physical or mental disability or infirmity of the Executive that prevents the performance of the Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve-month period. In the event of any dispute under this Section 5(b), the Executive shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Executive, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.

(c)    Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause, effective upon the Executive’s receipt of a Notice of Termination. “Cause” shall mean, as determined in good faith by the Board, that the Executive: (i) has been convicted or pled guilty or nolo contendere to an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof; (ii) has committed an act constituting a breach of a duty of care or duty of loyalty, gross negligence or willful misconduct in connection with his duties hereunder; (iii) has committed an act of fraud, embezzlement or misappropriation in connection with his employment by the Company; (iv) has materially breached his obligations as set forth in this Agreement; (v) has committed an act of self-dealing or involving a conflict of interest; or (vi) has failed to follow the reasonable direction of the Board; provided that any termination pursuant to clause (ii), (iv), (v) or (vi) shall be effective only if the Executive fails to cure such breach or failure within five (5) days following the Executive’s receipt of a written notice from the Company to the Executive of such conduct, breach or failure. It is understood and agreed that any conduct by the Executive described in Section 5(c)(i) or 5(c)(iii) of this Agreement, and any breach of the Executive’s obligations pursuant to Section 9 or 10 of this Agreement, are not curable.

(d)    Termination by the Company Without Cause. The Company shall have the right to terminate the Executive’s employment hereunder, upon delivery of a Notice of Termination, at any time and for any reason Without Cause (as defined below), and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, termination of the Executive’s employment “Without Cause” shall mean a termination of the Executive’s employment hereunder by the unilateral action of the Company during the Employment Period, if such termination is not by reason of the Executive’s death or Disability, or a termination for Cause; provided that a termination of employment due to the Company’s delivery of a Non-Renewal Notice after the first Renewal Date (i.e., after the second annual anniversary of the Effective Date) shall not constitute Without Cause and instead shall be treated as a Retirement for purposes of Section 6 of this Agreement.

(e)    Termination by the Executive without Good Reason. The Executive shall have the right to terminate his employment hereunder, at any time and without Good Reason, upon the delivery of a Notice of Termination, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(f)    Termination by the Executive for Good Reason. The Executive shall have the right to terminate his employment hereunder for Good Reason, effective upon the Company’s receipt of a Notice of Termination. “Good Reason” means the occurrence of any of the following events without the Executive’s written consent: (i) a material diminution in the Executive’s job duties or responsibilities; (ii) a material diminution in the Executive’s annual total target cash compensation (which consists of Base Salary and the Target Bonus Amount), provided that a pro rata reduction in all executives’ total target cash compensation generally by not more than ten percent (10%) per annum directed by the Board as a result of cash-flow issues or other similar financial challenges shall not constitute Good Reason; (iii) the Company changes the location of the Executive’s place of employment by more than fifty (50) miles from its present location (it being understood that the foregoing shall not apply to a relocation of the Company’s headquarters or principal place of business so long as such the Executive continues to have an office wherein the substantial majority of his duties are performed within said fifty (50)-mile radius); or (iv) a material breach of this Agreement by the Company; provided that, with respect to any of the foregoing events, the Executive must give the Company written notice of the act or omission constituting Good Reason within ten (10) days of the date of such act or omission and the Company will have thirty (30) days to cure any such act or omission, provided, further, that if such act or omission is not cured, the Executive must provide Notice of Termination not less than fourteen (14) days, and not more than thirty (30) days, following the expiration of the thirty (30)-day cure period.

(g)    Retirement. The Executive shall have the right to terminate his employment due to the Executive’s Retirement, if applicable, upon delivery of a Notice of Termination, which notice shall specify that the termination is a Retirement, indicate the date of termination of employment and which shall be delivered to the Company at least one hundred twenty (120) days prior to the date of termination of employment. For purposes of this Agreement, “Retirement” means, as of the Separation Date, either (i) the Executive is at least sixty-five (65) years of age or (ii) the Executive is at least fifty-five (55) years of age and has been continuously employed by the Company (or any of its predecessor companies or subsidiaries) for at least ten (10) years.

6.    Compensation Upon Termination. Upon termination of the Executive’s employment during the Employment Period, the Executive shall be entitled to the compensation and benefits described in this Section 6 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates, except as otherwise required by law. The timing of payments or the settlement of awards described herein are subject to Section 16(c) and any valid deferral elections under a deferred compensation arrangement that may be applicable.1

(a)    Termination by the Executive without Good Reason or a Termination by the Company for Cause. If the Executive terminates his employment without Good Reason (other than by reason of the Executive’s death or due to Executive’s Retirement (as defined below)), or if the Company terminates the Executive’s employment for Cause, then the Executive shall be entitled to receive:

(i)    any accrued but unpaid Base Salary as of the Separation Date, which shall be paid in accordance with the normal payroll practices of the Company (or the Company’s subsidiary, as applicable) following the Separation Date;

[1]

NTD: Any equity deferral elections made using the 13-month rule under 409A may be invalidated. Deferral elections made using the performance-based compensation rule will likely remain valid, unless payment is made at target. Per Joia Thompson, Tom Stanton has made deferral elections, but we do not have all of the details.

(ii)    any unpaid or unreimbursed business expenses incurred in accordance with Section 4(e), which shall be paid within thirty (30) days following the Separation Date; and

(iii)    any benefits provided under applicable benefit plans of the Company and its subsidiaries upon a termination of employment, in accordance with the terms contained therein (these items (i), (ii) and (iii) collectively being the “Accrued Obligations”).

(b)    Termination due to Death or Disability. If the Executive’s employment terminates due to his death or the Company terminates Executive’s employment due to his Disability, then the Executive shall be entitled to receive the Accrued Obligations (which shall be paid in accordance with Section 6(a) above) and, subject to the Executive’s ongoing compliance, in the case of Disability, with Sections 7 through 12 of this Agreement and the timely execution, delivery and non-revocation by Executive (or by the executor of the Executive’s estate or the Executive’s beneficiary, as applicable) of a Release of Claims, as defined and provided for in Section 6(f):

(i)    any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Separation Date (an “Unpaid Prior-Year Bonus”), which shall be paid in a lump sum on the date that annual bonuses are paid to similarly-situated executives, but in no event later than two and one-half (2 1⁄2) months following the end of the fiscal year in which the Separation Date occurs; provided, however, that any Unpaid Prior-Year Bonus paid pursuant to this paragraph within sixty (60) days following the Separation Date shall be subject to repayment to the Company in the event that the Executive (or the executor of the Executive’s estate or the Executive’s beneficiary, as applicable) fails to timely execute, deliver, and not revoke the Release of Claims as provided in Section 6(f);

(ii)    a payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Separation Date occurs, based on actual achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (a “Pro Rata In-Cycle Bonus”), which shall be paid in a lump sum on the date that annual bonuses are paid to similarly situated executives, but in no event later than two and one-half (2 1⁄2) months following the end of the fiscal year in which the Separation Date occurs;

(iii)    the waiver as of the Separation Date of the requirement to remain employed by the Company with respect to each of the Executive’s unvested equity awards that provide for time-based vesting and that do not vest based on the achievement of performance goals (“Time-Based Equity Awards”) that were granted prior to the Effective Date and that remain outstanding at the time of the Separation Date, with all such Time-Based Equity Awards paid in accordance with the timing specified in the applicable award agreement (i.e., at vesting), as if the Executive had remained employed through the entire vesting schedule; provided, however, that any Time-Based Equity Award settled pursuant to this paragraph within sixty (60) days of the Separation Date shall be held by the Company and remain subject to forfeiture contingent upon the Executive’s timely execution, delivery, and non-revocation of the Release of Claims as provided in Section 6(f);

(iv)    the full acceleration of vesting as of the Separation Date with respect to all of the Executive’s unvested Time-Based Equity Awards that were granted on or after the Effective Date and that remain outstanding as of the Separation Date, such that all of the restrictions thereon shall lapse on the seventieth (70th) day following the Separation Date;

(v)    in the event of a termination of employment due to the Executive’s Disability, on the seventieth (70th) day following the Separation Date, the retroactive waiver to the Separation Date of the requirement to remain employed by the Company with respect to each of the Executive’s unvested equity awards that are based on the achievement of performance goals (“Performance-Based Equity Awards”) and that remain outstanding as of the Separation Date, with each such Performance-Based Equity Award paid in accordance with the timing specified in the applicable award agreement (i.e., at vesting), as if the Executive had remained employed by the Company through the entire award period, and based on actual achievement of the applicable performance goals for the applicable performance period, but pro-rated based on a fraction, the numerator of which is the number of days the Executive was employed during the performance period (including the Separation Date) and the denominator of which is the total number of days during the performance period; provided, however, that if the aforementioned waiver results in any Performance-Based Equity Award being due to be paid under the applicable award agreement earlier than the seventieth (70th) day following the Separation Date, then payment shall not be made until such seventieth (70th) day;

(vi)    in the event of a termination of employment due to Executive’s death, the full acceleration of vesting as of the Separation Date with respect to all of the Executive’s unvested Performance-Based Equity Awards that remain outstanding as of the Separation Date, assuming a target level of performance with respect to each such award, but pro-rated based on a fraction, the numerator of which is the number of days the Executive was employed during the performance period (including the Separation Date) and the denominator of which is the total number of days during the performance period; provided, however, that if the aforementioned acceleration results in any Performance-Based Equity Award being due to be paid under the applicable award agreement earlier than the seventieth (70th) day following the Separation Date, then payment shall not be made until such seventieth (70th) day; and

(vii)    in the event of a termination of employment due to the Executive’s Disability, if the Executive timely and properly elects medical, dental and/or vision (collectively, “Health”) continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium(s) paid by the Executive for the Executive (and the Executive’s spouse and dependents, as applicable) minus the amount paid by similarly situated active employees of the Company for similar coverage as of the Separation Date (such monthly amount, the “Monthly Health Reimbursement”). The Executive shall submit to the Company evidence of COBRA premium payment no later than sixty (60) days following Executive’s timely payment of such premium. The Company shall pay the Monthly Health Reimbursement to the Executive no later than the twentieth (20th) day of the month immediately following the month in which the Executive timely remits to the Company evidence of such premium payment; provided that any payment(s) of the Monthly Health Reimbursement(s) otherwise due during the Release Execution Period shall be accumulated and paid on the first regularly scheduled payroll date of the Company or subsidiary, as applicable, following the expiration of the Release Execution Period. The Executive shall be eligible to receive such Monthly Health Reimbursements until the earliest of: (i) the expiration of eighteen (18) months of applicable coverage following the Separation Date; (ii) the date that the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source (“Similar Coverage”). Assuming that the Executive has not become eligible for Similar Coverage, then the Company shall pay the Executive an amount equal to the product of (x) the amount of the Monthly Health Reimbursement for the final month in which the Monthly Health Reimbursement was paid, multiplied by (y) eighteen (18) months (such amount, the “Final Health Payment” and together with the Monthly Health Reimbursement payments, the “Health Benefits”). The Final Health Payment, to the extent due, shall be paid in four equal installments in the nineteenth (19th) month, the twenty-fifth (25th) month, thirty-first (31st) month and thirty seventh (37th) month following the Separation Date. Notwithstanding the foregoing, if the Company’s making payments under this Section 6(b)(vii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 6(b)(vii) in a manner as is necessary to comply with the ACA.

(c)    Termination by the Executive with Good Reason, a Termination by the Company Without Cause, or a Termination Due to non-renewal on the first Renewal Date. Except as set forth in Section 6(e), if the Executive terminates his employment with Good Reason, the Company terminates the Executive’s employment Without Cause, or the Executive’s employment terminates due to the Company’s delivery of a Non-Renewal Notice prior to the first Renewal Date (i.e., prior to the second annual anniversary of the Effective Date), then the Executive shall be entitled to receive the Accrued Obligations (which shall be paid in accordance with Section 6(a) above) and, subject to the Executive’s ongoing compliance with Sections 7 through 12 of this Agreement and the Executive’s timely execution, delivery and non-revocation of a Release of Claims as provided for in Section 6(f):

(i)    any Unpaid Prior-Year Bonus, which shall be paid in accordance with Section 6(b)(i) above;

(ii)    any Pro Rata In-Cycle Bonus, which shall be paid in accordance with Section 6(b)(ii) above;

(iii)    an amount equal to two (2) times the sum of (i) the Executive’s annual Base Salary as of the Separation Date and (ii) the Target Bonus for the year in which the Separation Date occurs (“Cash Severance Amount”), which Cash Severance Amount (A) shall be divided and paid in equal installment payments in accordance with the normal payroll practices of the Company or subsidiary, as applicable, at the time of the Separation Date (no less frequently than monthly) for the two-year period following the Separation Date, and (B) shall commence on the first regularly scheduled payroll date of the Company or subsidiary, as applicable, following the expiration of the Release Execution Period (but in no event later than seventy (70) days following the Separation Date), with such initial payment including all amounts that otherwise would have been paid during the period beginning on the Separation Date and ending on the date of the initial payment;

(iv)    the Executive’s unvested Time-Based Equity Awards, as provided under Sections 6(b)(iii) and (iv) above, as applicable; and

(v)    the Health Benefits, payable as provided in Section 6(b)(vii).

(d)    Termination due to Retirement. Except as provided in Section 6(e), if the Executive’s employment terminates while eligible for Retirement and not as a result of a termination for Cause, then the Executive shall be entitled to receive the Accrued Obligations (which shall be paid in accordance with Section 6(a) above) and, subject to the Executive’s ongoing compliance with Sections 7 through 12 of this Agreement and the Executive’s timely execution, delivery and non-revocation of a Release of Claims as provided for in Section 6(f), without duplication:

(i)    any Unpaid Prior-Year Bonus, which shall be paid in accordance with Section 6(b)(i) above;

(ii)    any Pro Rata In-Cycle Bonus, which shall be paid in accordance with Section 6(b)(ii) above;

(iii)    the Executive’s unvested Time-Based Equity Awards (other than the unvested portion of the 2022 RSU Award, which shall be automatically forfeited as of the Separation Date), as provided under Sections 6(b)(iii) and (iv) above, as applicable, so long as the Executive has provided the Company with a Notice of Termination at least four (4) months in advance of the Separation Date;

(iv)    the Executive’s unvested Performance-Based Equity Awards that are outstanding as of the Separation Date, as provided under Section 6(b)(v) above, so long as the Executive has provided the Company with a Notice of Termination at least four (4) months in advance of the Separation Date and the Separation Date with respect to such Retirement occurs no earlier than the second annual anniversary of the Effective Date; provided that in the event that the Separation Date with respect to such Retirement occurs on or after third annual anniversary of the Effective Date, then the pro-ration provisions of Section 6(b)(v) above shall not apply to the payment of such Performance-Based Equity Awards; and

(v)    the Health Benefits, payable as provided in Section 6(b)(vii).

(e)    Change of Control Termination. Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company Without Cause (other than on account of the Executive’s death or Disability), in each case within twenty-four (24) months following a Change of Control (as defined below) that occurs during the Employment Period, the Executive shall be entitled to receive the Accrued Obligations and, subject to the Executive’s ongoing compliance with Sections 7 through 12 of this Agreement and the Executive’s timely execution, delivery and non-revocation of a Release of Claims as provided for in Section 6(f), without duplication:

(i)    any Unpaid Prior-Year Bonus, which shall be paid in accordance with Section 6(b)(i) above;

(ii)    any Pro Rata In-Cycle Bonus, which shall be paid in accordance with Section 6(b)(ii) above;

(iii)    an amount equal to three (3) times the sum of (i) the Executive’s annual Base Salary as of the Separation Date and (ii) the Target Bonus for the year in which the Separation Date occurs, which amount shall be paid as a lump sum payment on the first regularly scheduled payroll date of the Company or subsidiary, as applicable, following the expiration of the Release Execution Period (but in no event later than seventy (70) days following the Separation Date);

(iv)    the Executive’s unvested Time-Based Equity Awards, as provided in Sections 6(b)(iii) and (iv), as applicable;

(v)    the full acceleration of vesting of the Executive’s outstanding unvested Performance-Based Equity Awards as of the Separation Date, with each such Performance-Based Equity Award earned and payable on the seventieth (70th) day following the Separation Date based on the higher of actual performance as of the Separation Date and the target award amount; and

(vi)    the Health Benefits, payable as provided in Section 6(b)(vii).

For purposes of this Agreement, “Change of Control” shall have the meaning ascribed to such term in the ADTRAN, Inc. 2020 Employee Stock Incentive Plan (or any successor plan thereto), as such plan may be amended and/or restated from time to time. Notwithstanding the foregoing or anything else to the contrary in this Agreement, for purposes of clarification, the Company and the Executive acknowledge and agree that the Transaction does not constitute a Change of Control for purposes of this Agreement or any of the Executive’s Time-Based Equity Awards or Performance-Based Equity Awards.

(f)    Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 6(b), (c), (d), or (e) (collectively, the “Severance Benefits”) shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of a release of claims (and the expiration of any revocation period contained in such release of claims) in a form acceptable to the Company in its sole discretion (a “Release of Claims”), within sixty (60) days following the Separation Date (such sixty (60) day period, the “Release Execution Period”). If the Executive fails to execute a Release of Claims in such a timely manner so as to permit any consideration period to expire prior to the end of the Release Execution Period, or revokes the Executive’s acceptance of such Release of Claims following its execution within the Release Execution Period, the Executive shall not be entitled to any of the Severance Benefits. For the avoidance of doubt, in the event of a termination due to the Executive’s death or Disability, the Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on the Executive’s behalf by the Executive’s estate or a person having legal power of attorney over the Executive’s affairs.

7.    Confidential Information.

(a)    The Company and the Executive agree that the Executive has access to Confidential Information in the course of his employment by the Company. During the period that the Executive is employed by the Company and at all times thereafter, the Executive shall not, directly or indirectly, use for the Executive’s own purpose or for the benefit of any person or entity other than the Company, disclose, provide access to, or publish any Confidential Information to any individual or entity, unless such disclosure has been authorized in writing by the Board or is otherwise required by law. For purposes of this Agreement, the term “Confidential Information” means non-public confidential, proprietary or trade secret information concerning the Company or its business operations of which the Executive has knowledge, including, without limitation: (a) information regarding customers and prospective customers of the Company and information concerning the transactions or relations of any customer or prospective customer of the Company, (b) information concerning any product of, or technology or procedure employed by, the Company but not generally known to its customers, prospective customers, vendors or competitors, or any product under development by or being tested by the Company but not at the time offered generally to customers or vendors, (c) information relating to the Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements, or business plans, (d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company, (e) plans or strategies related to the acquisition or disposition of any business or portion of any business of the Company, or strategic ventures considered or anticipated to be entered into by the Company, (f) financial information relating to the Company, its financial condition or financial statements, (g) information related to the compensation of the Executives, consultants, agents or representatives of the Company, other than the Executive’s own compensation, (h) all written, graphic and other material relating to any of the foregoing, and (i) any information provided to the Executive by the Company which was indicated by the Company to be Confidential Information, or any information which a reasonable person would expect to be considered Confidential Information.

(b)    Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. In the event that the Executive is required by law, regulation or order to disclose any Confidential Information, the Executive will promptly notify the Company in writing so that the Company may seek a protective order and/or file any other motion to prevent the production or disclosure of Confidential Information. If such motion has been denied, then the Executive may disclose only such portion of the Confidential Information which is required by law to be disclosed or which the Company consents, in writing, to having disclosed, provided that the Executive will use reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information.

(c)    The foregoing obligations shall not apply if and to the extent that the Executive establishes that the information communicated by Company was publicly known at the time of the Executive’s receipt from Company or became publicly known other than by breach of this Agreement; provided that the particular methodology through which the Company uses and depicts public information shall nevertheless remain Confidential Information.

(d)    Nothing in this Section 7 shall prohibit or restrict the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal or state regulatory authority.

8.    Cooperation. During the period that the Executive is employed by the Company and for twenty-four (24) months following termination of the Executive’s employment by the Company for any reason, the Executive shall cooperate fully with any litigation, investigation or inquiry by the Company or any governmental or regulatory agency or body, that relates to the Company. In the event the Company requires the Executive’s cooperation in accordance with this Section 8 at any time after the ninety (90)-day period following the Separation Date for more than two (2) hours at any given time, the Company shall reimburse the Executive for reasonable, out-of-pocket travel expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the policies and procedures established by the Company as in effect from time to time, plus a fee for the Executive’s time spent fulfilling his obligations under this Section 8 at the Company’s specific request in excess of such two (2)-hour threshold at an hourly rate based on the Executive’s Base Salary on the Separation Date.

9.    Non-Competition.

(a)    The Executive acknowledges that (i) the Company Business is international in scope, (ii) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 9, and (iii) the covenants set forth in this Section 9 are reasonable and necessary to protect the legitimate business interests of the Company, including the Confidential Information obtained by the Executive during the course of the Executive’s employment with the Company and the Company’s goodwill. For purposes of this Agreement, “Company Business” shall mean any business conducted by the Company at the time of or during the one-year period prior to the Separation Date.

(b)    Notwithstanding anything herein to the contrary, during the period that the Executive is employed by the Company and for a period of time ending two (2) years after the Separation Date (the “Restricted Period”), the Executive shall not, directly or indirectly, engage in a Competing Business, except as an executive or agent of the Company, and shall not, directly or indirectly, as owner, partner, joint venturer, executive, consultant, broker, agent, corporate officer, principal, licensor, shareholder (unless as owner of no more than three percent (3%) of the issued and outstanding securities of a Company with a class of securities registered under the Exchange Act) or in any other active capacity whatsoever, engage in any Competing Business that operates anywhere in the United States. “Competing Business” shall mean (i) any business which, directly or indirectly, competes with the Company Business to the extent of products or services or customers representing at least five percent (5%) of the Company’s revenues, or (ii) any other business in which the Company has taken substantial steps to engage in as of the Separation Date.

10.    Non-Solicitation. At all times during the Restricted Period, the Executive shall not, other than on behalf of the Company, directly or indirectly (i) attempt to employ or retain or enter into any contractual or business arrangement with any executive of the Company, (ii) induce, encourage, influence, combine or conspire with, or attempt to induce, encourage, influence, combine or conspire with, any of the officers, executives, consultants, customers or suppliers of the Company to terminate or modify its employment or other relationship with the Company, and/or (iii) solicit, or attempt to solicit, any customer or prospective customer of the Company on the Separation Date or any customer who was a customer of the Company at any time in the one-year period prior to the Separation Date, in either case with whom the Executive had material contact, for purposes of selling or providing any products or services of a Competing Business.

11.    Mutual Non-Disparagement. During the period that the Executive is employed by the Company and at all times thereafter, the Executive agrees not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage the Company, any of its affiliates, or any of their respective officers, managers or directors. During the period that the Executive is employed by the Company and at all times thereafter, the Company agrees to use commercially reasonable efforts to cause its officers and members of its Board not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage the Executive. This section shall not be construed to prohibit any person from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, court order, or legal process.

12.    Company Property. The Executive acknowledges and agrees that all computers, equipment, software, records, plans, manuals, guides, memoranda, lists, correspondence with customers or representatives, reports, records, charts, advertising materials, and any data and other property delivered to or acquired by the Executive by or on behalf of the Company (including, but not limited to, any such customers obtained by the Executive), and all records compiled by the Executive that pertain to the business of the Company, shall be and remain the property of the Company, and be subject at all times to the discretion and control of the Company, and shall be delivered promptly to the Company by the Executive upon the termination of the Executive’s employment or upon demand prior to the Separation Date.

13.    Remedies; Specific Performance. The Company and the Executive acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Sections 7 through 12 may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law. The Company shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any breach or threatened or attempted breach of Sections 7 through 12, without requiring the posting of a bond. The parties agree that such remedies shall be in addition to any and all remedies, including damages, available to the parties for such breaches or threatened or attempted breaches. Additionally, the Executive acknowledges and agrees that notwithstanding any statutory presumptions to the contrary set forth in Alabama law (including Ala. Code § 8-1-190), the covenants set forth in Sections 9 and 10 of this Agreement are reasonable in their limitation in light of the nature of the Executive’s position and the amount and nature of the consideration and promises set forth herein, and are necessary to protect the legitimate business interests of the Company, and that such covenants are not and will not be unduly burdensome on the Executive.

14.    Notice of Rights and Exceptions. The Executive understands that this Agreement does not limit his ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. The Executive will not be criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.

15.    Section 280G.

(a)    If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change of Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 15, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 15 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b)    All calculations and determinations under this Section 15 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 15, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 15. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

16.    Miscellaneous.

(a)    Representations and Warranties. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair, or limit the Executive’s ability to enter into this Agreement or to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements and the Executive’s employment with the Company will not violate the terms of any agreement or other obligations to which the Executive is subject.

(b)    Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be considered given when delivered personally, one business day after being sent by a major overnight courier for next business day delivery, or five days after being mailed by certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses first set forth below their signatures to this Agreement, or such other persons or such other addresses as may be designated in writing by a party to the other party in the manner provided herein for giving notice.

(c)    Taxes. All payments made pursuant to this Agreement will be subject to applicable withholdings for federal, state and local taxes. This Agreement is intended to comply with the requirements of Section 409A of the Code and, to the extent applicable, shall be interpreted in accordance with Section 409A of the Code to avoid any taxes thereunder. Any right to a series of installment payments pursuant to this Agreement shall be treated as a right to a series of separate payments. Any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code. To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the calendar year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit. Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Section 409A of the Code. Within ten (10) business days of the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 16(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Any benefit subject to a valid deferral election shall be paid in accordance therewith. Notwithstanding anything herein to the contrary in this Agreement, the Company shall not have any liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any taxes, interest or penalties imposed under Section 409A of the Code or any corresponding provision of state or local law.

(d)    Entire Agreement; Equity Award Agreements. Subject to the following sentence, this Agreement contains the complete, final, and exclusive agreement of the parties with respect to the subject matter contained herein, and supersedes, terminates, and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. In the event of any inconsistency or conflict between the terms of this Agreement and the terms of any existing or future award agreement related to the Executive’s equity awards (each, an “Award Agreement” and collectively, the “Award Agreements”), the provisions of this Agreement shall govern, and the Award Agreements relating to the Executive’s outstanding equity awards are hereby deemed amended in accordance herewith. The Executive agrees to enter into one or more agreements or instruments and to take such other actions, in each case as may be requested by the Company, in order to further evidence such amendments, if any, in accordance with this Section 16(d).

(e)    Amendments; Waivers. This Agreement cannot be amended, modified, or supplemented unless the Company and the Executive consent, in writing, to such amendment, modification, or supplement. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

(f)    Survival. Sections 5 through 16 shall survive the termination of the Executive’s employment for any reason in accordance with their respective terms.

(g)    Headings. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.

(h)    Acknowledgements. The parties acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. The Executive acknowledges and agrees that the Executive has fully read, understands and voluntarily enters into this Agreement. The Executive acknowledges and agrees that the Executive had an opportunity to ask questions and consult with his own counsel prior to signing this Agreement.

(i)    Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Alabama, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

(j)    Severability. If any one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(k)    Arbitration. The parties agree that any dispute, controversy or claim between the Company and the Executive arising out of, relating to or concerning the Executive’s employment or termination thereof, other than claims that cannot be subject to mandatory arbitration as a matter of law, shall be finally settled by arbitration located in Huntsville, Alabama before and in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association before a single arbitrator, provided that the parties may seek equitable relief from a court of competent jurisdiction pursuant to Section 13 of this Agreement; and provided, further, that in the event there are claims that cannot be subject to mandatory arbitration as a matter of law, the parties agree to submit such claims to the exclusive jurisdiction of the state and federal courts of the State of Alabama and AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL. The arbitration proceedings shall be confidential. The arbitrator’s award shall be final and binding upon all parties and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States. For purposes of any actions or proceedings ancillary to the arbitration referenced above (including, but not limited to, proceedings seeking injunctive or other interim relief pursuant to Section 13 of this Agreement or to enforce an arbitration award), the parties agree to submit to the exclusive jurisdiction of the state and federal courts of the State of Alabama and AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL. By initialing below this provision, the parties are specifically acknowledging their agreement to be bound by this Section 16(k).

Executive: /s/ TS                                     Holdings: /s/ MF                                 ADTRAN: /s/ MF

(l)    Indemnification.

(i)    In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (1) a written request for payment; (2) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (3) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(ii)    During the Employment Period and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similar executives in the Company.

(m)    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

(n)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which counterparts shall together constitute a single agreement. Delivery of an executed counterpart of this Agreement by facsimile, electronic mail in portable document format (.pdf) or by any other electronic means has the same effect as delivery of an executed original of this Agreement.

(o)    Claims. The claims procedures for this Agreement are set forth on Exhibit A attached hereto, which is hereby incorporated by reference. Notwithstanding Section 16(e), Exhibit A may be amended and/or restated by the Company to the extent needed to comply with applicable law.

(p)    Unfunded Arrangement. The Company has determined that the Executive is a member of a “select group of management or highly compensated employees” under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”). The Company shall not be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under this Agreement. Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Executive.

[Intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed or caused to be executed this Employment Agreement, effective as of the Effective Date.

ADTRAN:

ADTRAN, Inc.

By:	/s/ Michael Foliano
Title:	President

Address for Notice:
901 Explorer Boulevard
Huntsville, AL 35806

HOLDINGS:

ADTRAN Holdings, Inc.

By:	/s/ Michael Foliano
Title:	Chief Financial Officer

Address for Notice:
901 Explorer Boulevard
Huntsville, AL 35806

EXECUTIVE:

/s/ Thomas R. Stanton
Thomas R. Stanton

Address for Notice:

[Signature page to Employment Agreement]

Exhibit A

ERISA Claims Procedures

1.1    Claims Procedure.

(a)    Initial Claims and Definitions. It shall not be necessary for the Executive (or the Beneficiary who has become entitled to receive an amount payable hereunder) to file a claim for such amount with any person as a condition precedent to receiving a distribution of such amount. However, the Executive or Beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the amount which he or she has received, or commenced receiving, may file a written claim for such benefit with the Company (the “Administrator”) at any time on or prior to the end of the fiscal year next following the fiscal year in which he or she allegedly became entitled to receive a distribution of such benefit. A written claim for any benefit under the Agreement must be filed with the Administrator before payment of a benefit may commence. The filer of a claim is referred to in Sections 1.1 and 1.2 of this Exhibit A as the “Claimant.” The Administrator may require a Claimant to furnish information that may be reasonably needed by the Administrator to process the Claimant’s claim and to reach a decision upon such claim.

To the extent that a Claimant seeks payment of a Disability claim, the appropriate person appointed by the Administrator to make Disability determinations on behalf of the Administrator will be known as the “Initial Claim Reviewer” for purposes of Sections 1.1 and 1.2. The appropriate person appointed by the Administrator to make benefit determinations on a review on behalf of the Administrator, who is neither the Initial Claim Reviewer nor subordinate to the Initial Claim Reviewer, will be known as the “Claims Appeal Reviewer” for purposes of Sections 1.1 and 1.2. The Initial Claim Reviewer will determine whether a Claimant has a Disability as if the Initial Claim Reviewer was the Administrator.

(b)    Content of Notice of Denial. To the extent that a claim is denied, the Administrator will notify the Claimant by providing a written or electronic notice (an electronic notice must comply with 29 CFR § 2520.104b-1(c)(1)(i), (iii) and (iv)) within the applicable period prescribed by this Section 1.1 that sets forth:

(1)    In the case of a claim, other than on account of Disability (for a claim on account of Disability, see (2) below):

(A)    The specific reason(s) for the denial;

(B)    A reference to the specific Agreement provisions on which the denial was based;

(C)    A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(D)    A description of the Agreement’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a denial on review.

(2)    In the case of a claim on account of Disability:

(A)    The specific reason(s) for the denial;

(B)    A reference to the specific Agreement provisions on which the denial was based;

(C)     A discussion of the adverse benefit decision (which term includes any rescission of Disability benefit), including an explanation of the basis for disagreeing with or not following:

(i)    The views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(ii)    The views of medical or vocational experts whose advice was obtained in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(iii)    A Disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration.

(D)    If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Agreement to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(E)    A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(F)    Either the specific internal rules, guidelines, protocols, standards, or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards, or other similar criteria do not exist;

(G)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, with relevance defined in accordance with the regulations;

(H)    Any adverse benefit determination notification with respect to Disability benefits, shall be provided in a culturally and linguistically appropriate manner, as described under the regulations; and

(I)    A description of the Agreement’s review procedures including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review and a description of any applicable contractual limitations period.

(c)    Timing of Benefit Determination.

(1)    To the extent that a claim does not seek payment on account of Disability, the following procedures will apply:

(A)    If a claim is denied, the Claimant will be notified not later than 90 days after the Administrator’s receipt of the Claimant’s claim.

(B)    If the Administrator determines that an extension of time for processing the claim is required due to special circumstances, the Administrator will provide written notice of the extension to the Claimant prior to the termination of the initial 90-day period, and the written notice will indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a decision.

(2)    To the extent that a claim seeks payment on account of Disability, the following procedures will apply:

(A)    If a claim is denied, the Claimant will be notified not later than 45 days after the Administrator’s receipt of the Claimant’s claim.

(B)    The initial 45 day period may be extended for up to 30 days, provided that the Administrator determines that such an extension is necessary due to matters beyond its control and notifies the Claimant, prior to the expiration of such initial 45 day period, of the circumstances requiring the extension of time and the date by which the Administrator expects to render a decision.

(C)    If, prior to the end of the first 30 day extension period, the Administrator determines that, due to matters beyond its control, a decision cannot be rendered within such 30 day extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies the Claimant prior to the expiration of such first 30 day extension period, of the circumstances requiring the extension and the date by which it expects to render a decision.

(D)    In the case of any extension, the extension notice will explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and any additional information needed to resolve those issues, and the Claimant will have 45 days within which to provide the specified information.

(d)    Calculating Time Periods. For purposes of Section 1.1, the period of time within which a benefit determination is required to be made will begin at the time a claim is filed in accordance with this claims procedure, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

In the event the period of time is extended in the case of a claim on account of Disability due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination will be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

1.2     Claims Review Procedure.

(a)    Appeal of Adverse Benefit Determination. If a Claimant wants to request a review of an adverse benefit determination, the Claimant must, within 60 days (or 180 days in the case of a claim on account of Disability) following receipt of a notification of an adverse benefit determination issued under Section 1.1, appeal in writing to the Administrator.

(1)    In conducting a review requested pursuant to this Section 1.2, the Administrator must allow the Claimant the opportunity to submit written comments, documents, records, and other information relating to the claim, and the Administrator will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in making the initial benefit determination under Section 1.1. Upon request and free of charge, the Claimant will be provided reasonable access to, and copies of, all documents, records, and other information “relevant” to the Claimant’s claim for benefits, provided that a document, record, or other information will be considered “relevant” to a claim if such document, record, or other information:

(A)    was relied upon in making the benefit determination;

(B)    was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination;

(C)    demonstrates compliance with the administrative processes and safeguards in making the benefit determination; or

(D)    to the extent that a claim seeks payment of a Disability benefit, constitutes a statement of policy or guidance with respect to the Agreement concerning such benefit for the Claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

Additionally, prior to issuing an adverse benefit determination on review of a Disability claim, the Administrator shall provide the Claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Administrator, insurer, or other person making the benefit determination (or at the direction of the Administrator, insurer or such other person) in connection with the claim; such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided. Additionally, prior to issuing an adverse benefit determination on review of a Disability claim based on a new or additional rationale, the Administrator shall provide the Claimant, free of charge, with the rationale; which must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided.

(2)     To the extent that a claim seeks payment on account of Disability, the Claim Appeal Reviewer will make the benefit determination on review on behalf of the Administrator. The Claim Appeal Reviewer will neither be the Initial Claim Reviewer who made the initial adverse benefit determination under Section 1.1 nor be subordinate to said Initial Claim Reviewer. In making the benefit determination on review, the Claim Appeal Reviewer will afford no deference to the initial adverse benefit determination. To the extent that the initial adverse benefit determination was based in whole or in part upon medical judgment, the Claim Appeal Reviewer will consult with a “health care professional” who:

(A)    is a physician or other health care professional licensed, accredited, or certified to perform specified health services consistent with applicable state law;

(B)    has appropriate training and experience in the field of medicine involved in the medical judgment;

(C)    was not consulted in connection with the initial adverse benefit determination that is the subject of the appeal; and

(D)    is not subordinate to any individual who was consulted in connection with the initial adverse benefit determination that is the subject of the appeal.

(b)    Content and Notice of Benefit Determination. To the extent that an adverse benefit determination (a denial) is made on review with respect to a claim, the Administrator will notify the Claimant by providing a written or electronic notice (an electronic notice must comply with 29 CFR § 2520.104b-1(c)(1)(i), (iii), and (iv)) within the applicable period prescribed by this Section 1.2 that sets forth:

(1)    In the case of a claim, other than a claim on account of Disability (for a claim on account of a Disability see (2) below):

(A)    The specific reason for the adverse determination;

(B)    A reference to the specific Agreement provisions on which the determination was based;

(C)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits;

(D)    A statement of the Claimant’s right to bring a civil action in court under Section 502(a) of ERISA; and

(2)    In the case of a claim on account of Disability:

(A)    The specific reason for the adverse determination;

(B)    A reference to the specific Agreement provisions on which the determination was based;

(C)     A discussion of the adverse benefit decision (which term includes any rescission of Disability benefit), including an explanation of the basis for disagreeing with or not following:

(i)    The views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(ii)    The views of medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(iii)    A disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration.

(D)    If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Agreement to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(E)    Either the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards, or other similar criteria do not exist;

(F)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, with relevance defined in accordance with the regulations;

(G)    Any adverse benefit determination notification with respect to Disability, shall be provided in a culturally and linguistically appropriate manner, as described under the regulations; and

(H)    A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA and a description of any applicable contractual limitations period and the calendar date of its expiration.

(c)    Timing of Benefit Determination. The following procedures will be used by the Administrator to govern the processing of any claim for which an adverse benefit determination is made on review:

(1)    The written notification required by this Section 1.2 will be provided to the Claimant not later than 60 days (or 45 days in the case of a claim on account of Disability) after the Administrator’s receipt of the Claimant’s request for review of the adverse benefit determination.

(2)    If the Administrator determines that special circumstances require an extension of time for processing the claim, the Administrator will provide written notice of the extension to the Claimant prior to the termination of the initial 60-day period (or 45-day period in the case of a claim on account of Disability), and the written notice will indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a decision.

(d)    Calculating Time Periods. For purposes of this Section 1.2, the period of time within which a benefit determination on review is required to be made will begin at the time an appeal is filed with the Administrator in accordance with this claims review procedure, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing.

In the event the period of time is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review will be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(e)    Furnishing Documents. In the case of an adverse benefit determination on review under this Section 1.2, the Administrator will provide access to, and copies of, documents, records, and other information described in this Section 1.2 as is appropriate and required.

(f)    Authority of Administrator. Notwithstanding any Agreement provision(s) to the contrary, the Administrator will have the power, discretion and authority to make a final, binding interpretation of the terms, provisions, conditions, and limitations of the Agreement and the application and administration thereof, and to make a final, binding determination under this Section 1.2 regarding any person’s eligibility for or entitlement to any benefit or payment under the Agreement. Further, a benefit under the Agreement will only be paid if the Administrator decides in its discretion that the benefit is payable.